University General Health System Provides Market Guidance Regarding First Quarter Results

Occupancy Levels and Surgical Volumes Continue to Increase

HOUSTON, TX -- (Marketwire - May 16, 2013) - University General Health System, Inc. (OTCQB: UGHS), a diversified, integrated multi-specialty health care delivery system, today announced certain preliminary information regarding the quarter ended March 31, 2013. The Company expects to report that first quarter 2013 occupancy at its flagship hospital in Houston exceeded prior-year levels by over 21%. The Company also anticipates a 47% increase in occupancy at its recently acquired University General Hospital - Dallas during the first quarter of 2013, compared with occupancy during the month of December 2012, when the hospital was acquired by the Company. Dallas emergency room visits increased 9% and surgical volumes increased 29% during the most recent quarter relative to the month of December 2012.

"We are pleased with the continued increase in occupancy and surgical procedures at our flagship hospitals in both Houston and Dallas," stated Hassan Chahadeh, M.D., Chairman and Chief Executive Officer of University General Health System, Inc. "We would expect this to be reflected in our financial performance for the first quarter of 2013, which should continue to mirror the success of our integrated regional delivery system model."

Due to a recent change in auditors, combined with the acquisition of the Dallas hospital and certain accounting and tax calculations, the Company expects to extend the filing deadline for its first quarter Form 10-Q, which was due on May 15, 2013. For the same reasons, the Company has yet to file its Form 10-K for the year ended December 31, 2012. The Form 10-K for the year 2012 should be filed prior to, or coincident with, the filing of the Form 10-Q for the first quarter of 2013.

About University General Health System, Inc.

University General Health System, Inc. ("University General") is a diversified, integrated multi-specialty health care provider that delivers concierge physician and patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient, and adaptive in today's health care delivery environment. The Company currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging and physical therapy clinics, two sleep clinics, and a hyperbaric wound care center in the Houston area. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

The Company is headquartered in Houston, Texas, and its common stock trades on the OTCQB under the symbol "UGHS".

Forward Looking Statements

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements related to the future financial performance of the Company. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful execution of growth strategies, product development and acceptance, the impact of competitive services and pricing, general economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

For additional information, please contact:
Don Sapaugh
President
University General Health System, Inc.
(713) 375-7557
dsapaugh@ughs.net

or

R. Jerry Falkner, CFA
RJ Falkner & Company, Inc.
Investor Relations Counsel
(800) 377-9893
info@rjfalkner.com